Exhibit 16.1

September 12, 2023

Office of the Chief Accountant

Securities and Exchange

Commission 100 F Street, NE

Washington, DC 20549

Re: Metavesco, Inc.

Commission File No.811-08387

Dear Sir/Madam:

We have read the statements included under item 4.01 in the Form 8-K dated September 12, 2023, of Metavesco, Inc. to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

Hudgens CPA, PLLC

Houston, Texas